Glacier Bancorp, Inc. Earnings for Quarter Ended March 31, 2007

Per share amounts have been adjusted to reflect the December 2006 three-for-two stock split.

HIGHLIGHTS:

-	Net earnings for the quarter of $16.093 million, up 18 percent from last year's quarter.

-	Diluted quarterly earnings per share of $.30, up 7 percent from last year's quarter.

-	Stock-based compensation expense of $.01 per share.

-	Completed the divestiture of Lewistown branch of Western Security Bank.

-	Completed the merger and data conversions of 3 of the Citizens Development Company banks.

-	Asset quality remains sound.

-	Cash dividend of $.12 per share declared which is an increase of 9 percent over the prior year quarter.

-	Announced acquisition of North Side State Bank with $122 million in total assets.

KALISPELL, Mont., April 25 /PRNewswire-FirstCall/ --

Earnings Summary (Unaudited - $ in thousands, except per share data)	Three months ended March 31,
	2007	2006

Net earnings	$16,093	$13,629
Diluted earnings per share	$0.30	$0.28
Return on average assets (annualized)	1.48%	1.48%
Return on average equity (annualized)	14.02%	16.21%

Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net earnings of $16.093 million, an increase of $2.5 million, or 18 percent, over the $13.629 million for the first quarter of 2006. Diluted earnings per share for the quarter of $.30 is an increase of 7 percent over the diluted earnings per share of $.28 for the first quarter of 2006. Net earnings was reduced by $547,230, or $.01 per share, for share-based compensation expense. "For the first time in the past three years, we experienced a more normalized first quarter," said Mick Blodnick, President and Chief Executive Officer. "Loan growth was flat and our net interest margin decreased slightly. However, over the last six quarters our net interest margin has been very consistent within a tight eight basis point range, up or down." Annualized return on average assets and return on average equity for the quarter were 1.48 percent and 14.02 percent, respectively, which compares with prior year returns for the first quarter of 1.48 percent and 16.21 percent.

Included in net earnings for the quarter is a $1.0 million gain (pre-tax gain of $1.6 million) from the January 19, 2007 sale of Western Security Bank's Lewistown branch as a condition imposed by bank regulators to complete the acquisition of Citizens Development Company ("CDC"). On January 26, 2007, three of the five CDC subsidiaries, i.e., Citizens State Bank, First Citizens Bank of Billings, and First Citizens Bank, N.A., were merged into Company subsidiaries, i.e., First Security Bank of Missoula, Western Security Bank and Glacier Bank, respectively. Costs associated with merging and converting these CDC subsidiaries, the Lewistown branch divestiture and other non-recurring expenses during the quarter were nearly $500 thousand. During June 2007, the remaining two CDC subsidiaries will be merged together.

	March 31,	December 31,	March 31,	$ change from	$ change from
	2007	2006	2006	December 31,	March 31,
Assets	(unaudited)	(audited)	(unaudited)	2006	2006
($ in
thousands)

Cash on hand
and in
banks	$123,697	136,591	105,474	(12,894)	18,223
Investments,
interest
bearing
deposits,
FHLB
stock,
FRB
stock,
and Fed
Funds	864,228	862,063	953,880	2,165	(89,652)
Loans:
Real estate	766,421	789,843	638,529	(23,422)	127,892
Commercial	1,851,139	1,850,417	1,435,731	722	415,408
Consumer
and other	590,126	574,523	493,023	15,603	97,103
Total
loans	3,207,686	3,214,783	2,567,283	(7,097)	640,403
Allowance
for loan
losses	(50,540)	(49,259)	(39,851)	(1,281)	(10,689)
Total
loans
net of
allowance
for
losses	3,157,146	3,165,524	2,527,432	(8,378)	629,714
Other assets	313,942	307,120	216,003	6,822	97,939
Total
Assets	$4,459,013	4,471,298	3,802,789	(12,285)	656,224

At March 31, 2007, total assets were $4.459 billion, which is $12 million, or 0.28 percent, lower than the December 31, 2006 assets of $4.471 billion, and $656 million, or 17 percent, greater than the March 31, 2006 assets of $3.803 billion.

Total loans decreased $7 million from December 31, 2006. Commercial loans have increased $722 thousand, or 0.04 percent, real estate loans decreased $23 million, or 3 percent, and consumer loans grew by $16 million, or 3 percent. "First quarter loan production, although down 5 percent from last year's record setting quarter, was far better than expected," Blodnick said. "However, in addition to the $16 million in loans sold in the branch divestiture, we experienced an unprecedented level of loan payoffs in the quarter. Payoffs of loans with balances greater than $1 million totaled $83 million and was a headwind that was tough to overcome." Total loans have increased $640 million, or 25 percent, from March 31, 2006, with all loan categories showing increases. Commercial loans grew the most with an increase of $415 million, or 29 percent, followed by real estate loans which increased $128 million, or 20 percent, and consumer loans, which are primarily comprised of home equity loans, increasing by $97 million, or 20 percent.

Investment securities, including interest bearing deposits in other financial institutions and federal funds sold, have increased $2 million from December 31, 2006, or 0.25 percent, and have declined $90 million, or 9 percent, from March 31, 2006. Investment securities at March 31, 2007 represented 19% of total assets versus 25% the prior year. "Cash flow from the investment portfolio continues to fund higher yielding loan growth as well as reduce higher cost borrowings, thereby sustaining the net interest margin," said Ron Copher, Chief Financial Officer.

	March 31,	December 31,	March 31,	$ change from	$ change from
	2007	2006	2006	December 31,	March 31,
Liabilities	(unaudited)	(audited)	(unaudited)	2006	2006
($ in
thousands)

Non-interest
bearing
deposits	$788,426	$829,355	$683,201	(40,929)	105,225
Interest
bearing
deposits	2,410,668	2,378,178	2,010,198	32,490	400,470
Advances from
Federal Home
Loan Bank	455,625	307,522	505,209	148,103	(49,584)
Securities
sold under
agreements
to repurchase
and other
borrowed
funds	168,421	338,986	134,981	(170,565)	33,440
Other
liabilities	44,878	42,555	37,178	2,323	7,700
Subordinated
debentures	118,559	118,559	87,631	--	30,928
Total
liabili-
ties	$3,986,577	4,015,155	$3,458,398	(28,578)	528,179

Non-interest bearing deposits have decreased $41 million, or 5 percent, since December 31, 2006, and increased by $105 million, or 15 percent, since March 31, 2006. Increasing non-interest bearing deposits continues to be a primary focus of each of our banks. Interest bearing deposits increased $32 million from December 31, 2006, with such change attributable to growth in broker originated certificates of deposits. The March 31, 2007 balance of interest bearing deposits includes $205 million in broker originated CD's and $2 million in Internet generated National Market CD's. Since March 31, 2006, interest bearing deposits increased $400 million, or 20 percent, net of a decrease of $83 million in CD's from broker and Internet sources. Federal Home Loan Bank (FHLB) advances increased $148 million, and repurchase agreements and other borrowed funds decreased $171 million from December 31, 2006, primarily from the redemption of $162 million in U.S. Treasury Tax and Loan Term Auction funds. FHLB advances are $50 million less than the March 31, 2006 balances due primarily to the above described increases in deposits.

	March 31,	December 31,	March 31,	$ change from	$ change from
	2007	2006	2006	December 31,	March 31,
Stock-	(unaudited)	(audited)	(unaudited)	2006	2006
holders'
equity
($ in
thousands
except
per share
data)

Common
equity	$468,646	$453,074	$344,259	15,572	124,387
Accumulated
other
comprehensive
income	3,790	3,069	132	721	3,658
Total
stock-
holders'
equity	472,436	456,143	344,391	16,293	128,045
Core deposit
intangible,
net, and
goodwill	(146,164)	(144,466)	(86,693)	(1,698)	(59,471)
Tangible
stock-
holders'
equity	$326,272	$311,677	$257,698	14,595	68,574

Stockholders'
equity
to total
assets	10.60%	10.21%	9.06%
Tangible
stockholders'
equity to total
tangible assets	7.57%	7.21%	6.93%
Book value per
common share	$8.97	$8.72	$7.11	0.25	1.86
Market price per
share at end
of quarter	$24.04	$24.44	$20.70	(0.40)	3.34

Total equity and book value per share amounts have increased $16 million and $.25 per share, respectively, from December 31, 2006, the result of earnings retention, and stock options exercised. Accumulated other comprehensive income, representing net unrealized gains on securities designated as available for sale, increased $721 thousand during the quarter, such increase primarily a function of interest rate changes and the decreased balance of securities.

Operating Results for Three Months Ended March 31, 2007
Compared to March 31, 2006

Revenue summary
(Unaudited - $ in thousands)	Three months ended March 31,
	2007	2006	$ change	% change

Net interest income	$43,091	$36,308	$6,783	19%

Non-interest income
Service charges, loan fees, and
other fees	10,085	8,217	1,868	23%
Gain on sale of loans	3,042	2,190	852	39%
Loss on sale of investments	(8)	--	(8)	n/m
Other income	2,573	749	1,824	244%
Total non-interest income	15,692	11,156	4,536	41%
	$58,783	$47,464	$11,319	24%

Tax equivalent net interest margin	4.36%	4.39%

Net Interest Income

Net interest income for the quarter increased $6.783 million, or 19 percent, over the same period in 2006, and decreased $2.258 million, or 5 percent, from the fourth quarter of 2006. Total interest income increased $15.968 million from the prior year's quarter, or 29 percent, while total interest expense was $9.185 million, or 47 percent higher. The increase in interest expense is primarily attributable to the volume increase in interest bearing liabilities, and the inverted to flat yield curve on the short end and flat on intermediate to long-term maturities. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.36 percent which was 3 basis points lower than the 4.39 percent result for the first quarter of 2006.

Non-interest Income

Fee income increased $1.868 million, or 23 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts from internal growth and acquisitions. Gain on sale of loans increased $852 thousand, or 39 percent, from the first quarter of last year. Other income of $2.573 million includes the $1.6 million gain from the sale of the Lewistown branch of Western Security Bank. Loan origination activity for housing construction and purchases remains strong in our markets.

Non-interest expense summary
(Unaudited - $ in thousands)	Three months ended March 31,
	2007	2006	$ change	% change
Compensation and employee benefits	$19,506	$15,311	$4,195	27%
Occupancy and equipment expense	4,457	3,491	966	28%
Outsourced data processing	812	724	88	12%
Core deposit intangibles amortization	780	420	360	86%
Other expenses	7,627	5,881	1,746	30%
Total non-interest expense	$33,182	$25,827	$7,355	28%

Non-interest Expense

Non-interest expense increased by $7.355 million, or 28 percent, from the same quarter of 2006. Compensation and benefit expense increased $4.195 million, or 27 percent, which is primarily attributable to increased staffing levels, including staffing from the acquisitions of First National Bank of Morgan and CDC during 2006, new branches, as well as compensation and merit increases for job performance, increased cost of benefits, and overtime associated with the three CDC banks mergers and related conversions of their operating systems in the first quarter of 2007. The number of full-time-equivalent employees has increased from 1,147 to 1,395, a 22 percent increase since March 31, 2006. Occupancy and equipment expense increased $966 thousand, or 28 percent, reflecting the bank acquisitions, cost of additional branch locations and facility upgrades. Other expenses increased $1.746 million, or 30 percent, primarily from acquisitions, data conversions, additional marketing expenses, and costs associated with new branch offices. The efficiency ratio (non-interest expense/net interest income + non-interest income) was 56 percent for the 2007 first quarter, up from 54 percent for the 2006 first quarter.

	March 31,	December 31,	March 31,
Credit quality information	2007	2006	2006
($ in thousands)	(unaudited)	(audited)	(unaudited)

Allowance for loan losses	$50,540	$49,259	$39,851

Non-performing assets	11,306	8,894	10,325

Allowance as a percentage of non
performing assets	447%	554%	386%

Non-performing assets as a percentage
of total bank assets	0.25%	0.19%	0.27%

Allowance as a percentage of total
loans	1.58%	1.53%	1.55%

Net recoveries (charge-offs) as a
percentage of loans	0.003%	(0.021%)	0.001%

Allowance for Loan Loss and Non-Performing Assets

"A continued bright spot for the Company has been our credit quality," said Blodnick. "The banks have remained diligent in the management of their loan portfolios and the first quarter numbers validate this commitment." Non-performing assets as a percentage of total assets at March 31, 2007 were at .25 percent, down from .27 percent at March 31, 2006, but increasing slightly from .19 percent at December 31, 2006. The Company ratios compare favorably to the Federal Reserve Bank Peer Group average of .43 percent at December 31, 2006, the most recent information available. The allowance for loan losses was 447 percent of non-performing assets at March 31, 2007, up from 386 percent a year ago. The allowance, including $6.091 million from acquisitions, has increased $10.689 million, or 27 percent, from a year ago. The allowance of $50.540 million, is 1.58 percent of March 31, 2007 total loans outstanding, up slightly from the 1.55 percent a year ago. The first quarter provision for loan losses expense was $1.195 million, an increase of $30 thousand from the same quarter in 2006, and was a decrease of $157 thousand from the fourth quarter of 2006. Recovery of previously charged-off loans exceeded amounts charged-off during the quarter by $86,000. Loan growth, average loan size, and credit quality considerations will determine the level of additional provision expense.

Cash dividend

On March 28, 2007, the board of directors declared a cash dividend of $.12 payable April 19, 2007 to shareholders of record on April 10, 2007, which is an increase of 9 percent over the $.11 dividend declared in the first quarter of last year.

Acquisition announced

A definitive agreement to acquire North Side State Bank of Rock Springs, Wyoming, ("North Side") was announced on January 22, 2007. As of March 31, 2007, North Side had total assets of $122 million and deposits of $102 million. Shareholder and all regulatory approvals have been obtained and North Side will merge into 1st Bank, the Company's Evanston, Wyoming subsidiary.

About Glacier Bancorp, Inc.

Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 53 communities in Montana, Idaho, Utah, Washington, and Wyoming. Glacier is headquartered in Kalispell, Montana, and conducts its operations principally through twelve banking subsidiaries. These subsidiaries include eight Montana banks: Glacier Bank of Kalispell, Glacier Bank of Whitefish, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First National Bank of Lewistown, Western Bank of Chinook, N.A.; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming, Citizens Community Bank in Idaho, and First National Bank of Morgan in Utah.

This news release includes forward looking statements, which describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company' style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

Visit our website at www.glacierbancorp.com

GLACIER BANCORP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

($ in thousands except per	March 31,	December 31,	March 31,
share data)	2007	2006	2006
	(unaudited)	(audited)*	(unaudited)*
Assets:
Cash on hand and in banks	$123,697	136,591	105,474
Federal funds sold	2,752	6,125	9,155
Interest bearing cash deposits	88,112	30,301	21,343

Investment securities,
available-for-sale	773,364	825,637	923,382

Net loans receivable:
Real estate loans	766,421	789,843	638,529
Commercial loans	1,851,139	1,850,417	1,435,731
Consumer and other loans	590,126	574,523	493,023
Allowance for losses	(50,540)	(49,259)	(39,851)
Total loans, net	3,157,146	3,165,524	2,527,432

Premises and equipment, net	115,123	110,759	86,179
Real estate and other assets
owned, net	1,727	1,484	778
Accrued interest receivable	25,340	25,729	19,317
Core deposit intangible, net	13,861	14,750	7,594
Goodwill	132,303	129,716	79,099
Other assets	25,588	24,682	23,036
	$4,459,013	4,471,298	3,802,789

Liabilities and stockholders'
equity:
Non-interest bearing deposits	$788,426	829,355	683,201
Interest bearing deposits	2,410,668	2,378,178	2,010,198
Advances from Federal Home
Loan Bank of Seattle	455,625	307,522	505,209
Securities sold under
agreements to repurchase	162,491	170,216	132,207
Other borrowed funds	5,930	168,770	2,774
Accrued interest payable	12,980	11,041	8,537
Deferred tax liability	94	1,927	2,098
Subordinated debentures	118,559	118,559	87,631
Other liabilities	31,804	29,587	26,543
Total liabilities	3,986,577	4,015,155	3,458,398

Preferred shares, $.01 par
value per share. 1,000,000
shares authorized
None issued or outstanding	--	--	--
Common stock, $.01 par value
per share. 78,125,000 shares
authorized	527	523	485
Paid-in capital	350,065	344,265	265,603
Retained earnings -
substantially restricted	118,054	108,286	78,171
Accumulated other
comprehensive income	3,790	3,069	132
Total stockholders' equity	472,436	456,143	344,391
	$4,459,013	4,471,298	3,802,789
Number of shares outstanding	52,656,162	52,302,820	48,471,168
Book value of equity per
share	8.97	8.72	7.11

*	Certain reclassifications have been made to the 2006 financial statements to conform to the 2007 presentation

GLACIER BANCORP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)	Three months ended March 31,
	2007	2006
	(unaudited)	(unaudited)*
Interest income:
Real estate loans	$14,441	10,989
Commercial loans	36,652	25,525
Consumer and other loans	11,314	8,865
Investment securities and other	9,513	10,573
Total interest income	71,920	55,952
Interest expense:
Deposits	18,807	11,291
Federal Home Loan Bank of Seattle
advances	5,042	4,796
Securities sold under agreements
to repurchase	1,887	1,290
Subordinated debentures	1,814	1,429
Other borrowed funds	1,279	838
Total interest expense	28,829	19,644
Net interest income	43,091	36,308
Provision for loan losses	1,195	1,165
Net interest income after provision
for loan losses	41,896	35,143
Non-interest income:
Service charges and other fees	8,263	6,406
Miscellaneous loan fees and
charges	1,822	1,811
Gain on sale of loans	3,042	2,190
Loss on sale of investments	(8)	--
Other income	2,573	749
Total non-interest income	15,692	11,156
Non-interest expense:
Compensation, employee benefits
and related expenses	19,506	15,311
Occupancy and equipment expense	4,458	3,491
Outsourced data processing expense	812	724
Core deposit intangibles
amortization	780	420
Other expenses	7,627	5,881
Total non-interest expense	33,183	25,827
Earnings before income taxes	24,405	20,472
Federal and state income tax expense	8,312	6,843
Net earnings	$16,093	13,629

Basic earnings per share	0.31	0.28
Diluted earnings per share	0.30	0.28
Dividends declared per share	0.12	0.11
Return on average assets (annualized)	1.48%	1.48%
Return on average equity (annualized)	14.02%	16.21%
Average outstanding shares - basic	52,500,395	48,378,237
Average outstanding shares - diluted	53,239,346	49,239,701

*	Certain reclassifications have been made to the 2006 financial statements to conform to the 2007 presentation

AVERAGE BALANCE SHEET	For the Three months ended 3-31-07
(Unaudited - $ in Thousands)		Interest	Average
	Average	and	Yield/
ASSETS	Balance	Dividends	Rate
Real Estate Loans	$769,196	14,441	7.51%
Commercial Loans	1,852,657	36,652	8.02%
Consumer and Other Loans	578,166	11,314	7.94%
Total Loans	3,200,019	62,407	7.91%
Tax-Exempt Investment Securities (1)	280,205	3,435	4.90%
Other Investment Securities	564,311	6,078	4.31%
Total Earning Assets	4,044,535	71,920	7.11%
Goodwill and Core Deposit
Intangible	143,827
Other Non-Earning Assets	232,081
TOTAL ASSETS	$4,420,443
LIABILITIES
AND STOCKHOLDERS' EQUITY
NOW Accounts	$433,209	1,091	1.02%
Savings Accounts	266,579	658	1.00%
Money Market Accounts	707,579	6,414	3.68%
Certificates of Deposit	944,895	10,644	4.57%
FHLB Advances	419,216	5,042	4.88%
Repurchase Agreements
and Other Borrowed Funds	391,044	4,980	5.17%
Total Interest Bearing
Liabilities	3,162,522	28,829	3.70%
Non-interest Bearing Deposits	747,585
Other Liabilities	44,651
Total Liabilities	3,954,758
Common Stock	525
Paid-In Capital	345,966
Retained Earnings	116,514
Accumulated Other
Comprehensive Income	2,680
Total Stockholders' Equity	465,685
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$4,420,443

Net Interest Income	$43,091
Net Interest Spread		3.41%
Net Interest Margin
on Average Earning Assets		4.32%
Return on Average Assets
(annualized)		1.48%
Return on Average Equity
(annualized)		14.02%

(1)	Excludes tax effect on non-taxable investment security income

SOURCE Glacier Bancorp, Inc.
    -0-     04/25/2007
    /CONTACT: Michael J. Blodnick, +1-406-751-4701, or Ron J. Copher,
+1-406-751-7706, both of Glacier Bancorp, Inc./
    /Web site: http://www.glacierbancorp.com /
    (GBCI)